SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

      Certification and Notice of Termination of Registration under Section
      12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to
            File Reports Under Section 13 and 15(d) of the Securities
                              Exchange Act of 1934.

                         COMMISSION FILE NUMBER: 0-10006

                           AMERICAN RIVERS OIL COMPANY
             (Exact name of registrant as specified in its charter)

                              700 EAST NINTH AVENUE
                                    SUITE 106
                                DENVER, CO 80203
                                 (303) 832-1117
                   (Address, including zip code, and telephone
                         number, including area code, of
                        registrant's principal executive
                                    offices)

                       COMMON STOCK, $.01 PAR VALUE (Title
                of each class of securities covered by this Form)

                                      NONE
                         (Titles of all other classes of
                         securities for which a duty to
                           file reports under section
                             13(a) or 15(d) remains)

                  Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

            Rule 12g-4(a)(1)(i)       [X]          Rule 12h-3(b)(1)(ii)      [ ]
            Rule 12g-4(a)(1)(ii)      [ ]          Rule 12h-3(b)(2)(i)       [ ]
            Rule 12g-4(a)(2)(i)       [ ]          Rule 12h-3(b)(2)(ii)      [ ]
            Rule 12g-4(a)(2)(ii)      [ ]          Rule 15d-6                [ ]
            Rule 12h-3(b)(1)(i)       [ ]

                  Approximate number of holders of record as of the certifica-tion or notice date: 1

         Pursuant to the requirements of the Securities Exchange Act of 1934 American Rivers Oil Company has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

         DATE: December 8, 1999      BY:   /s/ Karlton Terry
                                           -------------------------------------
                                           Karlton Terry
                                           President and Chief Executive Officer